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                                  EXHIBIT 99.1

                             [PMR Corporation Logo]


FOR IMMEDIATE RELEASE                                           November 4, 1998

              PMR ANNOUNCES MUTUAL TERMINATION OF DEFINITIVE MERGER
           AGREEMENT AND ESTABLISHMENT OF STRATEGIC RELATIONSHIP WITH
                       BEHAVIORAL HEALTHCARE CORPORATION

SAN DIEGO, CA -- PMR CORPORATION (NASDAQ NMS - "PMRP"), a leading provider of disease management services for the Seriously Mentally Ill, announced today that PMR and Behavioral Healthcare Corporation ("BHC") have entered into a mutual termination of their definitive merger agreement and have agreed to establish a strategic relationship to develop outpatient programs for the SMI population at BHC facilities.

PMR and BHC have entered into a formal enabling agreement that anticipates developing ten programs over the next year while also examining other opportunities to develop additional services for patients with disorders of the brain.

"PMR and BHC are pleased that the significant commitment of time and resources has produced a relationship that will provide strategic, clinical and financial benefit to both parties," said Allen Tepper, CEO. "We look forward to advancing the strategy of creating complete continuums of coordinated health care services for individuals that have disorders of the brain in key markets throughout the country."

PMR anticipates incurring one-time non-recurring expenses of approximately $2.1 million representing the incurred legal, due diligence, advisory, financing and related costs associated with the terminated merger, which will be expensed in the quarter ended October 31, 1998.

BHC, located in Nashville Tennessee, is a national leader in the provision of a broad range of acute psychiatric care and behavioral health services. BHC owns and operates 43 hospitals in 18 states and Puerto Rico, serving more than 60,000 patients and generated more than $300 million in annual revenue in the fiscal year ended June 30, 1998.

PMR is a national leader in the management of outpatient based disease management services for individuals with a serious mental illness. PMR operates 55 programs in 23 states serving more than 11,000 patients and generated approximately $67 million in annual revenue in the fiscal year ended April 30, 1998.


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This press release contains forward looking statements that involve risks and uncertainties, including the risk that the enabling agreement does not result in new programs in the anticipated time period. Forward looking statements reflect PMR's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. Reference is made to the cautionary statements contained in PMR's annual report on form 10K on file with the Securities and Exchange Commission.

CONTACT:
PMR Corporation: 619-610-4001
Mark Clein, Executive V.P./CFO